EXHIBIT 99.1

     Investools Receives Stockholders Approval for Merger with thinkorswim

    SALT LAKE CITY--(BUSINESS WIRE)--Jan. 17, 2007--Investools Inc. (NASDAQ:IEDU), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced its stockholders voted at a special meeting to approve the issuance of shares of Investools common stock in connection with the proposed merger of thinkorswim Group, Inc., a leading retail online brokerage firm, with a wholly-owned subsidiary of Investools. Investools expects the merger to close once the transaction receives regulatory approval.

    At the special meeting, the stockholders also approved proposals to amend Investools' Certificate of Incorporation to increase the authorized common stock from 60 million shares to 100 million shares and approved an amendment to the Company's 2001 Stock Option Plan to increase the number of shares of common stock available for issuance thereunder from 8 million to 12 million shares.

    About Investools Inc.

    Investools offers a full range of investor education products and services that provide lifelong learning in a variety of interactive delivery formats, including instructor-led online courses, in-person workshops, "at home" study programs, one-on-one and group online coaching sessions and telephone, live-chat and email support. Approximately 264,000 investors around the world have graduated from Investools' investor education programs. Log on to http://www.investools.com to learn more about the Investools Method(TM) -- one of the most widely recognized, adopted and endorsed approaches to investor education.

    All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "believe," "intend," "expect," "may," "could," "would," "will," "should," "plan," "project," "contemplate," "anticipate," or similar statements. Because these statements reflect the Company's current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this press release, including, without limitation, the success of brand development efforts and strategic alliances; demand for the Company's products and services; the ability to compete effectively and adjust to changing market conditions; inability to protect the Company's proprietary technology; difficulties or delays in developing improved products when expected or desired and with the additional features contemplated or desired; the potential for intellectual property infringement, warranty, product liability, and other claims; the uncertainties associated with governmental regulation; and other factors detailed from time to time in Investools' SEC filings. The forward-looking statements are made only as of the date hereof and the Company assumes no obligation to publicly update or revise the forward-looking statements whether as a result of new information, future events, or otherwise.

    CONTACT: Investools Inc.
             Ida Kane, 801-816-6918
             SVP & CFO
             ida.kane@investools.com
             or
             Paul Helbling, 281-588-9732
             SVP & CAO
             paul.helbling@investools.com